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                                                                  Exhibit 23(a)

             [LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the use in this Registration Statement of South Street Financial Corp. of our report dated October 25, 1995 relating to the statements of financial condition of Home Savings Bank of Albemarle, S.S.B. as of September 30, 1995 and 1994, and the related statements of income, equity and cash flows for each of the years in the three year period ended September 30, 1995 and to the reference to our firm in the Registration Statement under the caption "Experts".


/s/ McGladrey & Pullen, LLP


Charlotte, North Carolina
July 22, 1996